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                                   EXHIBIT 4.1

               Engagement Agreement with The Otto Law Group, PLLC








                                                                   David M. Otto
                                                               dotto@ottolaw.com



                                October 22, 2001


VIA FACISIMILE

Copper Valley Minerals Ltd.
c/o Richard Libutti
[Address]

Re:      Engagement of The Otto Law Group, PLLC

Dear Mr. Libutti:

This Engagement Agreement confirms the principal terms under which Copper Valley Minerals Ltd., a Nevada corporation (the "Company"), agrees to engage The Otto Law Group, PLLC ("Otto Law"). Under this Engagement Agreement, Otto Law will assist the Company with various matters including, without limitation, the following:

Assisting  in  matters   relating  to  the  Company's   impending   merger  with
International Manufacturers Gateway, Inc.;

Assisting with Company filings at the federal and state levels;

Providing legal advice with respect to the Company's operations; and

Providing legal advice with respect to the Company's corporate organization, corporate governance, and other general business matters.

In connection with the provision of the foregoing services, Otto Law proposes that the Company agree to the following compensation arrangement:

The Company shall engage Otto Law for legal services required in connection with certain general corporate, contractual and other issues related to the Company's operations and structure;

Otto Law shall bill the Company for fees, primarily on a hourly basis, according to Otto Law's usual and customary charges; also, Otto Law may adjust its fees for factors such as the amount of work involved in the representation, unusual time constraints, use of prior work product, overall value of the services, and regular periodic firm hourly rate adjustments. Otto Law's hourly rates are as follows: David Otto's hourly rate will be $300.00 per hour; the rate for associates will be $200.00 per hour; and the rate for non-attorney members of our staff will be $75.00 per hour; and






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The Company shall pay Otto Law a retainer in the amount of $________.

4. All fees and other amounts paid shall be in United States Dollars.

Richard, we look forward to working together and helping the Company achieve its objectives. If the proposed terms are acceptable to the Company, please sign below and fax a signed copy of this Engagement Agreement to me.

If you have any further questions or concerns, please do not hesitate to contact me.

                                                     Sincerely,

                                                     The Otto Law Group, PLLC


                                                      /S/ DAVID M. OTTO
                                                      -------------------------
                                                          David M. Otto



Agreed and Accepted this 23rd day of October, 2001

COPPER VALLEY MINERALS LTD.



By:    ------------------------------------------------------
Name:
       ------------------------------------------------------
Title:
       ------------------------------------------------------


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